As filed with the Securities and Exchange Commission on June 25, 2007
Registration No. 033-64805

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
POST-EFFECTIVE AMENDMENT NO. 1
TO
FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
LONE STAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)	75-2085454 (I.R.S. Employer Identification Number)
15660 N. Dallas Parkway
Suite 500
Dallas, Texas 75248
(Address of Principal Executive Offices) (Zip Code)
LONE STAR TECHNOLOGIES, INC. 1985 LONG TERM INCENTIVE PLAN
(Full title of the plan)
James D. Garraux
General Counsel
United States Steel Corporation
600 Grant Street, Pittsburgh, PA 15219-2800
(412) 433-1121
(Name and address of agent for service)
(Telephone number, including area code, of agent for service)

REMOVAL OF SHARES FROM REGISTRATION
     This Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 is being filed in order to deregister all securities remaining unsold under that certain Registration Statement on Form S-8 (Registration No. 033-64805) which was filed on December 7, 1995 to register 1,200,000 shares of the common stock of Lone Star Technologies, Inc. (the “Company”) issuable under the Lone Star Technologies, Inc. 1985 Long Term Incentive Plan (the “Plan”).
     On June 14, 2007, pursuant to an Agreement and Plan of Merger, dated as of March 28, 2007 (the “Merger Agreement”), by and among the Company, WP Acquisition Holding Corp. (“Merger Sub”) and United States Steel Corporation (“U. S. Steel”), Merger Sub merged with and into the Company (the “Merger”), with the Company surviving the Merger and becoming a wholly owned subsidiary of U. S. Steel. As provided in the Merger Agreement, each issued and outstanding share of common stock, $1.00 par value per share, of the Company (the “Common Stock”), was converted into the right to receive cash in the amount of $67.50.
     Pursuant to the Plan, upon the consummation of the Merger, each outstanding option to purchase Common Stock became fully vested and, pursuant to the Merger Agreement, was converted into the right to receive, at the effective time of the Merger, a payment in cash equal to the product of: (i) the excess, if any, of $67.50 over the per share exercise price of the option, multiplied by (ii) the number of shares of Common Stock subject to the option.

SIGNATURE
     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Pittsburgh, Commonwealth of Pennsylvania, on the 25th day of June, 2007.

LONE STAR TECHNOLOGIES, INC.
By:	/s/ Robert M. Stanton
	Name:	Robert M. Stanton
Office: Vice President